FIRST AMENDMENT TO PARTICIPATION AGREEMENT

Equitable Financial Life Insurance Company of America, formerly known as MONY Life Insurance Company of America (the “Company”), an Arizona life insurance company, and Guggenheim Funds Distributors, LLC, formerly known as Rydex Distributors, LLC (the “Distributor”), a Kansas limited liability company, entered into a certain participation agreement dated September 1, 2010, (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of 9/27/2023 | 5:16 PM EDT, 2023, EDT by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”) and the Distributor (collectively, the “Parties”).

RECITALS

WHEREAS, the name of the Company changed from MONY Life Insurance Company of America to Equitable Financial Life Insurance Company of America;

WHEREAS, the name of the Distributor changed from Rydex Distributors, LLC to Guggenheim Funds Distributors, LLC;

WHEREAS, the Parties wish to add new Separate Accounts to Schedule A of the Participation Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to supplement and amend the Participation Agreement as follows:

1. Schedule A of the Participation Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

Equitable Financial Life Insurance Company of America, on behalf of itself and each Separate Account

By:

Print Name:	Kenneth T. Kozlowski

Title:	Chief Investment Officer

Date:	9/27/2023 | 5:16 PM EDT

The Distributor:

Guggenheim Funds Distributors, LLC

By:

Print Name:	Kevin McGovern

Title:	Vice President

Date:	10/9/2023

SCHEDULE A

All current and future Separate Accounts and Associated Contracts created by Equitable Financial Life Insurance Company of America, formerly MONY Life Insurance Company of America are permitted in accordance with the provisions of the Participation Agreement to invest in variable insurance funds distributed by Guggenheim Funds Distributors, LLC shown in Schedule B, as amended. As of July 1, 2023, the separate accounts available are:

Equitable Financial Life Insurance Company of America

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded by Separate Account
Equitable America Variable Account L (formerly MONY Life Insurance Company of America Separate Account L)	All Contracts

Equitable America Variable Account A (formerly MONY Life Insurance Company of America Separate Account A)	All Contracts

Equitable America Variable Account P (formerly MONY Life Insurance Company of America Separate Account P)	All Contracts

Equitable America Variable Account K	All Contracts

Equitable America Variable Account No. 70A	All Contracts

Variable Account AA	All Contracts

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